                                                                   EXHIBIT 10.17
                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                              KSTA ACQUISITION, LLC

                                       AND

                              THE SELLERS LISTED ON

                               ATTACHMENT A HERETO

                    Relating to all the Outstanding Stock of

                       STANADYNE AUTOMOTIVE HOLDING CORP.

                                  June 23, 2004

                              TABLE OF CONTENTS (*)

1. Definitions...................................................................................................      1
2. Purchase and Sale of Target Shares............................................................................      6
         (a) Basic Transaction...................................................................................      6
         (b) Purchase Price......................................................................................      6
         (c) Closing.............................................................................................      7
         (d) Deliveries at Closing...............................................................................      7
2A. Adjustment to Purchase Price.................................................................................      7
         (a) Preparation of Closing Date Balance Sheet...........................................................      7
         (b) Adjustments to Closing Date Balance Sheet...........................................................      7
         (c) Adjustment to Purchase Price........................................................................      8
3. Representations and Warranties Concerning Transaction.........................................................      8
         (a) Sellers' Representations and Warranties.............................................................      8
         (b) Buyer's Representations and Warranties..............................................................     10
4. Representations and Warranties Concerning Target and Its Subsidiaries.........................................     11
         (a) Organization, Qualification, and Corporate Power....................................................     12
         (b) Capitalization......................................................................................     12
         (c) Noncontravention....................................................................................     12
         (d) Brokers' Fees.......................................................................................     12
         (e) Title to Assets.....................................................................................     13
         (f) Subsidiaries........................................................................................     13
         (g) Financial Statements................................................................................     13
         (h) Events Subsequent to Most Recent Fiscal Year End....................................................     14
         (i) Legal Compliance....................................................................................     15
         (j) Tax Matters.........................................................................................     15
         (k) Real Property.......................................................................................     16
         (l) Intellectual Property...............................................................................     18
         (m) Tangible Assets.....................................................................................     19
         (n) Inventory...........................................................................................     19
         (o) Contracts...........................................................................................     19
         (p) Notes and Accounts Receivable.......................................................................     21
         (q) Powers of Attorney..................................................................................     21
         (r) Insurance...........................................................................................     21
         (s) Litigation..........................................................................................     21
         (t) Product Warranty....................................................................................     21
         (u) Product Liability...................................................................................     22
         (v) Employees...........................................................................................     22
         (w) Employee Benefits...................................................................................     22
         (x) Environmental, Health, and Safety Matters...........................................................     24
         (y) Certain Business Relationships with Target and Its Subsidiaries.....................................     24
         (z) Undisclosed Liabilities.............................................................................     24
         (aa) Customers and Suppliers............................................................................     25
         (bb) Disclaimer of Other Representations and Warranties.................................................     25
         (cc) Illegal Payments, etc..............................................................................     25
         (dd) Permits............................................................................................     25
         (ee) Full Disclosure....................................................................................     25
5. Pre-Closing Covenants.........................................................................................     26

         (a) General.............................................................................................     26
         (b) Notices and Consents................................................................................     26
         (c) Operation of Business...............................................................................     26
         (d) Full Access.........................................................................................     26
         (e) Notice of Developments..............................................................................     27
         (f) Exclusivity.........................................................................................     27
         (g) Financing...........................................................................................     27
6. Post-Closing Covenants........................................................................................     27
         (a) General.............................................................................................     27
         (b) Litigation Support..................................................................................     27
         (c) Transition..........................................................................................     28
         (d) Connecticut Transfer Act............................................................................     28
         (e) Metromedia Agreement................................................................................     28
         (f) Confidentiality.....................................................................................     28
         (g) Noncompetition and Nonsolicitation..................................................................     28
7. Conditions to Obligation to Close.............................................................................     29
         (a) Conditions to Buyer's Obligation....................................................................     29
         (b) Conditions to Sellers' Obligation...................................................................     30
8. Remedies for Breaches of This Agreement.......................................................................     31
         (a) Survival of Representations and Warranties..........................................................     31
         (b) Indemnification Provisions for Buyer's Benefit......................................................     31
         (c) Indemnification Provisions for Sellers' Benefit.....................................................     32
         (d) Matters Involving Third Parties.....................................................................     32
         (e) Determination of Adverse Consequences...............................................................     33
         (f) Exclusive Remedy....................................................................................     33
         (g) Environmental Remedies..............................................................................     33
         (h) Purchase Price Adjustment...........................................................................     33
         (i) No Circular Recovery................................................................................     33
9. Termination...................................................................................................     34
         (a) Termination of Agreement............................................................................     34
         (b) Effect of Termination...............................................................................     34
10. Miscellaneous................................................................................................     34
         (a) Nature of Certain Obligations.......................................................................     34
         (b) Press Releases and Public Announcements.............................................................     35
         (c) No Third-Party Beneficiaries........................................................................     35
         (d) No Code Section 338 Election........................................................................     35
         (e) Entire Agreement....................................................................................     35
         (f) Succession and Assignment...........................................................................     35
         (g) Counterparts........................................................................................     35
         (h) Headings............................................................................................     35
         (i) Notices.............................................................................................     35
         (j) Governing Law.......................................................................................     36
         (k) Amendments and Waivers..............................................................................     36
         (l) Severability........................................................................................     37
         (m) Expenses............................................................................................     37
         (n) Construction........................................................................................     37
         (o) Incorporation of Exhibits, Annexes, Attachments and Schedules.......................................     37
         (p) Stockholders' Representative........................................................................     37

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

         (q) Jurisdiction........................................................................................     38
         (r) Waiver of Jury Trial................................................................................     38

Attachment A                --      List of Sellers
Attachment B                --      Financing Commitment[s]

Exhibit A                   --      Historical Financial Statements
Exhibit B                   --      Form of Optionholder Consent
Exhibit C                   --      Form of Ancillary Agreement
Exhibit D                   --      Form of Opinion of Sellers' Counsel
Exhibit E                   --      Form of Sellers' Releases
Exhibit F                   --      Form of Opinion of Buyer's Counsel

Annex I                     --      Exceptions to Sellers' Representations and Warranties Concerning
                                    Transaction
Annex II                    --      Exceptions to Buyer's Representations and Warranties Concerning
                                    Transaction
Disclosure Schedule         --      Exceptions to Representations and Warranties Concerning Target and Its
                                    Subsidiaries

(*) The Company shall furnish supplementally a copy of any omitted exhibits or schedules to the Commission upon request.

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is entered into on June 23, 2004, by and among KSTA Acquisition, LLC, a Delaware limited liability company ("Buyer"), and those sellers listed on Attachment A hereto (each a "Seller" and collectively, "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

      Sellers in the aggregate own all of the outstanding capital stock of Stanadyne Automotive Holding Corp., a Delaware corporation ("Target").

      This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Target in return for cash.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.    Definitions.

      "AAA" means the American Arbitration Association.

      "Action" has the meaning set forth in Section 10(q) below.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but not including special or punitive damages except in the case of fraud or to the extent actually awarded to a third party.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

      "Allocable Portion" means with respect to the share of any Seller in a particular amount that fraction equal to the number of Target Shares the Seller holds as set forth in Section 4(b) of the Disclosure Schedule over the total number of outstanding Target Shares.

      "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by JP Morgan Chase.

      "Ancillary Agreement" has the meaning set forth in Section 7(a)(vi) below.

      "Audit Firm" has the meaning set forth in Section 2A(b) below.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 2(d) below.

      "Closing Date" has the meaning set forth in Section 2(d) below.

      "Closing Date Balance Sheet" means the unaudited consolidated balance sheet of the Target and its Subsidiaries as of the Closing Date prepared in accordance with Section 2A below.

      "Closing Net Working Capital" has the meaning set forth in Section 2A(b) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Competing Transaction" has the meaning set forth in Section 5(f) below.

      "Confidential Information" means any information concerning the businesses and affairs of Target and its Subsidiaries that is not already generally available to the public.

      "Confidentiality Agreement" means that certain confidentiality agreement by and between Target and Kohlberg & Company, dated February 10, 2004.

      "Disclosure Schedule" has the meaning set forth in Section 4 below.

      "Dispute Notice" has the meaning set forth in Section 2A(b) below.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

      "End Date" has the meaning set forth in Section 9(a)(iii) below.

      "Environmental Conditions" means circumstances with respect to soil, surface waters, groundwaters, stream sediment, air and similar environmental media, both on-site and off-site of the premises, that could require remedial action and/or that may result in claims and/or demands by and/or liabilities to third parties, including, but not limited to governmental entities. Environmental Conditions shall include those discovered after the Closing.

      "Environmental, Health, and Safety Requirements" shall mean all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

      "Estimated Net Working Capital" means the Seller's Representative's good faith estimate of the Net Working Capital as of the Closing Date, which estimate shall be delivered to Buyer not less than five (5) days prior to the Closing Date.

      "Existing Environmental Compliance Liability" means any or all environmental permits, approvals, consents, stipulations, licenses, registrations, certificates and authorizations which are required under the Environmental, Health and Safety Requirements applicable to the operations or occupancy on the premises of Target and its Subsidiaries.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means each entity that is treated as a single employer with the Target for purposes of Code Section 414.

      "Financial Statements" has the meaning set forth in Section 4(g) below.

      "Financing" has the meaning set forth in Section 3(b)(vi) below.

      "Financing Letters" has the meaning set forth in Section 3(b)(vi) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

      "Hart-Scott-Rodino Act" or "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Improvements" has the meaning set forth in Section 4(k)(iv) below.

      "Income Tax" means any federal, state, local, or foreign Tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

      "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereto.

      "Indemnified Party" has the meaning set forth in Section 8(d) below.

      "Indemnifying Party" has the meaning set forth in Section 8(d) below.

      "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuances, divisionals, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Last Offer" has the meaning set forth in Section 2A(a)(vi) below.

      "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property which is used in Target's or any of its Subsidiaries' business.

      "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target or any of its Subsidiaries holds any Leased Real Property.

      "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

      "Material Adverse Effect" or "Material Adverse Change" means any effect or change that, when considered either individually or in the aggregate with all other adverse changes and effects with respect to which such phrase is used in this Agreement would, or is reasonably likely to, (i) be materially adverse to the business, financial condition, assets, prospects or operations of Target and its Subsidiaries, taken as a whole, or (ii) prevent, hinder or delay the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) the taking of any action specifically contemplated by this Agreement (other than obtaining the third-party consents to be obtained in connection with the transactions contemplated by this Agreement) and the other agreements contemplated hereby or
(2) resulting from the public announcement of (i) the entering into of this Agreement or (ii) the transactions contemplated by this Agreement; (b) any existing event, occurrence, or circumstance with respect to which Buyer has actual knowledge of the existence thereof and actual understanding of the reasonably foreseeable Adverse Consequences therefrom as of the

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date hereof; and (c) any adverse change in or effect on the business of Target and its Subsidiaries that is cured by Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to
Section 9 hereof.

      "Metromedia Agreement" means that certain Stock Purchase Agreement by and among SAC, Inc., Target and Metromedia Company, dated November 7, 1997.

      "Monthly Financial Statement" has the meaning set forth in Section 4(g) below.

      "Most Recent Balance Sheet" means, collectively, the unaudited consolidated balance sheets included in the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

      "Most Recent Fiscal Quarter End" has the meaning set forth in Section 4(g) below.

      "Most Recent Fiscal Year End" means December 31, 2003.

      "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

      "Net Debt" means (a) all indebtedness for borrowed money (including outstanding principal and interest but excluding any premiums, penalty payments, or other fees owed) of the Target and its Subsidiaries, plus (b) capital lease obligations, (c) minus Cash of the Target and its Subsidiaries as of the Closing Date.

      "Net Working Capital" means the amount by which the net accounts receivable, inventory and all other current assets, other than Cash, deferred Tax assets, and any Tax asset arising from (i) the termination on the Closing Date of options issued under the Option Plan, (ii) the redemption or other retirement of Stanadyne Automotive Corp.'s 10-1/4% Senior Subordinated Notes due December 15, 2007, (iii) payment of the brokers' fee disclosed in Section 4(d) of the Disclosure Schedule and (iv) any other transaction related expenses incurred on or prior to the Closing Date, of the Target and its Subsidiaries as of the Closing Date exceed accounts payable, current accrued expenses and other current liabilities (including, without limitation, Seller Transaction Expenses and compensation expense arising from the termination of options issued under the Option Plan pursuant to the amendment to the Option Plan in the form set forth in the attached Exhibit B in an amount equal to the aggregate amount payable with respect to such options), other than deferred Tax liabilities, capital lease obligations, the current portion of long-term debt obligations included within Net Debt and accrued interest expenses included within Net Debt with respect to debt obligations included within Net Debt, of the Target and it Subsidiaries as of the Closing Date as set forth on the Closing Date Balance Sheet.

      "Option Plan" means Management Stock Option Plan of the Company, dated June 5, 1998, as amended.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target or any of its Subsidiaries.

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permits" means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any governmental authority or agency or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

      "Permitted Encumbrances" means with respect to (a) each parcel of Owned Real Property: (i) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (A) not due and payable as of the Closing Date or (B) being contested by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (A) not delinquent and would not, individually or in the aggregate have a Material Adverse Effect or (B) being contested by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (iii) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (iv) liens for any financing secured by such Owned Real Property that is an obligation of any of Target or its Subsidiaries that will not be paid off at Closing; and (v) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects, all of which do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of Target and its Subsidiaries taken as a whole and (b) each piece of personal property: (i) taxes, assessments and other governmental levies, fees or charges imposed with respect to such personal property that are (A) not due and payable as of the Closing Date or (B) being contested by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such personal property incurred in the Ordinary Course of Business for amounts that are (A) not delinquent and would not, in the aggregate have a Material Adverse Effect or
(B) being contested by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; and (iii) liens for any financing secured by such personal property that is an obligation of any of Target or its Subsidiaries that will not be paid off at Closing.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

      "Purchase Funds" has the meaning set forth in Section 3(b)(vi) below.

      "Purchase Price" has the meaning set forth in Section 2(b) below.

      "Purchase Price Adjustment" has the meaning set forth in Section 2A(c) below.

      "Real Property" has the meaning set forth in Section 4(k)(iii) below.

      "Real Property Laws" has the meaning set forth in Section 4(k)(vi) below.

      "Requisite Sellers" means Sellers holding a majority in interest of Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

      "Rules" has the meaning set forth in Section 10(q) below.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Seller" has the meaning set forth in the preface above.

      "Sellers' Representative" means American Industrial Partners II, L.P.

      "Sellers' Representative Losses" has the meaning set forth in Section 10(p) below.

      "Site Remediation Measures" means any efforts of federal, state or local government, Target, its Subsidiaries or Buyer, and their respective contractors, subcontractors, or agents, which are made, designed, initiated, or maintained to ensure that Environmental Conditions are consistent with Environmental, Health and Safety Requirements or to mitigate Existing Environmental Compliance Liability, and may include, without limitation, investigation, site monitoring, containment, clean-up, transport, removal, disposal, restoration and other remedial efforts of any kind.

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

      "Target" has the meaning set forth in the preface above.

      "Target Share" means any share of the issued and outstanding common stock, par value $0.01 per share, of Target.

      "Tax" means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person's taxes as a transferee or successor, by contract or otherwise.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning set forth in Section 8(d) below.

      2.    Purchase and Sale of Target Shares.

      (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his, her, or its Target Shares for the consideration specified below in this Section 2.

      (b) Purchase Price. Buyer agrees to pay to Sellers at the Closing an aggregate amount equal to (i) THREE HUNDRED TWELVE MILLION FIVE-HUNDRED THOUSAND DOLLARS ($312,500,000.00), (ii) minus the amount of Net Debt, and (iii)(A) plus the amount by which the Estimated Net Working Capital exceeds, or (B) minus the amount by which the Estimated Net Working Capital is less than, TWENTY-FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00) (the "Purchase Price"). The Purchase Price shall be subject to adjustment pursuant to Section 2A below. Buyer shall pay to each Seller his, her or its Allocable Portion of the Purchase Price by delivery of cash payable by wire transfer or delivery of other immediately available funds at the Closing. Any Purchase Price

Adjustment shall be paid in accordance with Section 2A. The Purchase Price and Purchase Price Adjustment, if any, payable to the Sellers shall be allocated among Sellers in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

      (c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York, commencing at 9:00 a.m. local time on (1) the earlier of August 31, 2004 or the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or
(2) such other date as Buyer and Requisite Sellers may mutually determine (the "Closing Date").

      (d) Deliveries at Closing. At the Closing, (i) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Buyer stock certificates representing all of his, her, or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Seller the consideration specified in Section 2(b) above.

      2A.   Adjustment to Purchase Price.

      (a) Preparation of Closing Date Balance Sheet. As soon as practicable, but in any event within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers' Representative the Closing Date Balance Sheet. The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Most Recent Balance Sheet and in conformity with all choices made by Sellers' Representative in preparation of the Most Recent Balance Sheet with respect to alternative generally accepted accounting principle treatments; provided, that all such alternative generally accepted accounting principle treatments were consistently applied in preparation of the Financial Statements as of and for the fiscal year ended December 31, 2003 for Target and its Subsidiaries. The Sellers' Representative will have reasonable access to all workpapers used by Buyer in preparation of the Closing Date Balance Sheet.

      (b) Adjustments to Closing Date Balance Sheet. Sellers' Representative shall have 30 days from the date of submission of the Closing Date Balance Sheet to review the Closing Date Balance Sheet. The Closing Date Balance Sheet, as delivered to Sellers' Representative, will be deemed conclusive and binding on the Parties and will be deemed to reflect the agreed upon Net Working Capital as of the Closing Date upon which the adjustment to the Purchase Price set forth in
Section 2A(c) below will be based, unless, within the thirty (30) day period following submission of the Closing Date Balance Sheet to Sellers' Representative, Sellers' Representative notifies Buyer in writing that, in the Sellers' Representative's reasonable judgment, the Closing Date Balance Sheet was not prepared in accordance with Section 2A(a) (the "Dispute Notice"). The Dispute Notice shall identify each proposed adjustment to the Closing Date Balance Sheet, stating with reasonable specificity the reasons for any disagreement and the amounts in dispute. However, Sellers' Representative shall not dispute any amounts reflected on the Closing Date Balance Sheet unless Sellers' Representative can demonstrate that the Closing Date Balance Sheet was not prepared in accordance with GAAP applied on a consistent basis with the preparation of the Most Recent Balance Sheet. During the 30-day period following Sellers' Representative's delivery of the Dispute Notice to Buyer, Buyer and Sellers' Representative shall use their best efforts to resolve and agree upon any proposed adjustments set forth in the Dispute Notice. If, after a period of 30 days following Sellers' Representative's delivery of the Dispute Notice to Buyer, any adjustment still remains disputed, then (i) Sellers or Buyer, as the case may be, immediately shall pay to the other Party the amount, if any, not subject to the dispute and (ii) Sellers' Representative and Buyer will submit the disputed items for determination to Ernst & Young LLP, or if Ernst & Young LLP is not available, to KPMG LLP, or if KPMG LLP is not available and Buyer and Sellers' Representative are unable to agree upon the selection of an Audit Firm within five (5) business days after expiration of such 30-day period, the Audit Firm shall be appointed by the AAA (the "Audit Firm"). Such submission shall be accompanied by a statement from each of the Buyer and the Sellers' Representative setting forth the proposed calculation by each such party of the items in dispute (each, a "Last Offer") and may propose the procedures to be followed by the Audit Firm in resolving the dispute. Buyer and Sellers' Representative will use reasonable efforts to cause the Audit Firm to render its decision as soon as practicable thereafter (but in no event later than thirty (30) days after the submission to the Audit Firm of the notice of disagreement and Last Offers), including without limitation by promptly complying with all reasonable requests by the Audit Firm for information, books, records and similar items. The Audit Firm shall establish such procedures as give due regard to the intention of Sellers' Representative and Buyer to resolve disputes as quickly, efficiently and inexpensively as practicable, which procedures may be, but not need be, those proposed by either Sellers' Representative or Buyer. The Audit Firm will make a determination as to which of the Last Offers presented to it is, in the aggregate, more accurate, which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Audit Firm (but in no event later than 30 days thereafter), (C) made in accordance with GAAP applied on a consistent basis with the preparation of the Most Recent Balance Sheet and otherwise in accordance with this Agreement, and
(D) conclusive and binding upon the Parties hereto. Nothing herein will be construed to authorize or permit the Audit Firm to determine any question or matter whatsoever under or in connection with this Agreement, except as set forth in the immediately preceding sentence. The fees and expenses of the Audit Firm with respect to the dispute referred to in this Section 2A(b) will be paid by the Party whose Last Offer is not selected by the Audit Firm hereunder. No Party will disclose to the Audit Firm, and the Audit Firm will not consider for any purpose, any settlement discussions or settlement offer (other than the Last Offer) made by any Party. Upon final resolution of all disputed issues, the Audit Firm shall issue a report showing the calculation of the Net Working Capital as of the Closing Date based on its determinations pursuant to this Section Section 2A(b). The resolution of the dispute by the Audit Firm shall be final and binding on the Parties and there shall be no right of appeal therefrom. The final net working capital (the "Closing Net Working Capital") shall be (i) the Net Working Capital agreed upon by the Parties or as determined by the Audit Firm in the event of a Dispute Notice, or (ii) the Net Working Capital on the Closing Date Balance Sheet as prepared by Buyer in the event there is no Dispute Notice.

      (c) Adjustment to Purchase Price. The "Purchase Price Adjustment" shall be the amount, if any, by which the Closing Net Working Capital exceeds or is less than the Estimated Net Working Capital. Within two (2) business days after the later of (x) 30 days following the delivery of the Closing Date Balance Sheet to Buyer if there is no Dispute Notice, (y) the date of the settlement of any dispute made in accordance with the provisions of Section 2A(b) above, or
(z) the date of the decision of the Audit Firm in connection with any dispute made in accordance with the provisions of Section 2A(b) above:

               (i) if the Purchase Price Adjustment is positive (i.e., the Closing Net Working Capital exceeds the Estimated Net Working Capital) Buyer shall pay to each Seller his, her or its Allocable Portion of the Purchase Price Adjustment by wire transfer to accounts designated by Sellers to Buyer for such purpose; and,

            (ii) if the Purchase Price Adjustment is negative (i.e., the Closing Net Working Capital is less than the Estimated Net Working Capital) Sellers shall pay to Buyer the Purchase Price Adjustment by wire transfer to an account designated by Buyer to Sellers for such purpose. Sellers' obligations under this Section 2A(c)(ii) shall be joint and several.

      3.    Representations and Warranties Concerning Transaction.

      (a) Sellers' Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

(as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, herself, or itself, except as set forth in Annex I attached hereto.

            (i) Organization of Certain Sellers. Such Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

            (ii) Authorization of Transaction. Such Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and any Ancillary Agreement and to perform his, her, or its obligations under such agreements. This Agreement and each Ancillary Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such Seller.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by such Seller will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject or, if such Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to receive payment or increase payment, accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject, or (C) except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, require any filing with, or permit, authorization, consent or approval of, any governmental entity, or (D) result in the imposition or creation of a Lien upon or with respect to such Seller's Target Shares, excluding from the foregoing clauses (A), (B) and (C) such violations, conflicts, breaches or defaults that (1) would not, individually or in the aggregate, have a Material Adverse Effect on such Seller's ability to consummate the transactions contemplated by this Agreement or (2) would become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by Buyer.

            (iv) Brokers' Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor or other agent with respect to the transactions contemplated by this Agreement.

            (v) Target Shares. Such Seller holds of record and owns beneficially the number of Target Shares set forth next to his, her, or its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Except for the Stockholders'

      Agreement among Target and Sellers dated December 11, 1997 (as amended and in effect), such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

            (vi) Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by such Seller to Buyer at the Closing will be valid and binding obligations of such Seller, enforceable in accordance with their respective terms, and will effectively vest in Buyer good title to such Seller's Target Shares, free and clear of all Liens.

            (vii) Litigation. There is no claim, action, suit, proceeding or, to the knowledge of the Sellers, governmental investigation pending or, to the knowledge of Sellers, threatened against any Seller or any of their Subsidiaries by or before any court or governmental entity that, individually or in the aggregate, would have a Material Adverse Effect on such Seller's ability to consummate the transactions contemplated by this Agreement.

      (b) Buyer's Representations and Warranties. Buyer represents and warrants to each Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

            (i) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

            (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer, and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. No vote of, or consent by, the holders of any class or series of stock issued by Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the consummation by it of the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Buyer will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to receive payment or increase payment, accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (C) except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, require any filing with, or permit, authorization, consent or approval of, any governmental entity, excluding from the foregoing clauses (A), (B) and (C) such violations, conflicts, breaches or defaults that (1) would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated by this Agreement or (2) would become applicable as a result of any acts or omissions by Sellers.

            (iv) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor or other agent with respect to the transactions contemplated by this Agreement.

            (v) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            (vi) Financing. Buyer has delivered to the Sellers signed counterpart(s) of the commitment letter of Goldman Sachs Credit Partners LP, and an equity commitment letter of Kohlberg & Company (on behalf of Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Partners IV, L.P., and Kohlberg Offshore Investors IV, L.P.), each dated as of the date hereof (collectively, the "Financing Letters"), which are attached hereto as Attachment B. The Financing Letters are in full force and effect as of the date hereof. The funds in the amounts set forth in the Financing Letters would be sufficient to enable Buyer to pay the full Purchase Price and to pay all of the related fees and expenses, in each case as contemplated by the Financing Letters (collectively, the "Purchase Funds"). The financing referred to in the Financing Letters is herein referred to as the "Financing."

            (vii) Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Buyer, governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries by or before any court or governmental entity that, individually or in the aggregate, would have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

            (ix) Investigation by Buyer. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Target and its Subsidiaries, which investigation, review and analysis was done by Buyer and, to the extent Buyer deemed appropriate, by Buyer's representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Target and its Subsidiaries for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of any of the Sellers or their representatives (except the specific representations and warranties of the Sellers set forth in this Agreement), and Buyer acknowledges that none of Sellers, the Target, Target's Subsidiaries or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in materials furnished in the Target's data room, in presentations by the Target's management or otherwise) provided or made available to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives.

      4. Representations and Warranties Concerning Target and Its Subsidiaries. Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Disclosure Schedule").

      (a) Organization, Qualification, and Corporate Power. Each of Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target has heretofore delivered to Buyer complete and correct copies of the certificate of incorporation and by-laws of the Target as presently in effect. Each of Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of Target and its Subsidiaries.

      (b) Capitalization. The designations of each class of the capital stock of the Target and the number of authorized and issued and outstanding shares thereof is as described in Section 4(b) of the Disclosure Schedule. All the shares of the capital stock of Target have been duly authorized, validly issued and are fully paid and nonassessable. Except as described in Section 4(b) of the Disclosure Schedule, no shares of capital stock of the Target are held in treasury, and there are no other issued or outstanding equity securities of the Target and no other issued or outstanding securities of the Target convertible at any time into equity securities of the Target. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. Target has not violated the Securities Act, any state "blue sky" or securities laws, any other similar applicable law or any preemptive or other similar rights of any person in connection with the sale, issuance, redemption or termination of any capital stock or other securities of Target. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, redemption obligations or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding, or repurchase or redeem any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. Target is not a party to any contract or other arrangement relating to the transfer or voting of any capital stock of Target. At the Closing, all the outstanding options listed in
Section 4(b) of the Disclosure Schedule will be terminated in accordance with the amendment to the Option Plan in the form set forth in the attached Exhibit B.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to receive payment or increased payment, accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any of Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), or (iii) except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, require any filing with, or permit, authorization, consent or approval of, any governmental entity, excluding from the foregoing clauses (i), (ii) and (iii) such violations, conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

      (d) Brokers' Fees. None of Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker, financial advisor or other agent with respect to the transactions contemplated by this Agreement.

      (e) Title to Assets. Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Target have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in Section 4(f) of the Disclosure Schedule, Target and/or its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Target. None of Target's Subsidiaries has violated the Securities Act, any state "blue sky" or securities laws, any other similar applicable law or any preemptive or other similar rights of any person in connection with the sale, issuance, redemption or termination of any capital stock or other securities of Target's Subsidiaries. Except for the issued and outstanding shares set forth in Section 4(f) of the Disclosure Schedule, there are no other issued or outstanding equity securities of any Subsidiary of the Target and no other issued or outstanding securities of any Subsidiary of the Target convertible at any time into equity securities of any Subsidiary of the Target. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, redemption obligations or other contracts or commitments that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding, or repurchase or redeem any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. Except for the Subsidiaries set forth in Section 4(f) of the Disclosure Schedule, neither Target nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. None of Target's Subsidiaries is a party to any contract or other arrangement relating to the transfer or voting of any capital stock of Target's Subsidiaries.

      (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, for Target's Subsidiaries; (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, for Target and its Subsidiaries; and
(iii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three (3) months ended March 31, 2004 (the "Most Recent Fiscal Quarter End") for Target and its Subsidiaries; and (iv) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the five months ended May 31, 2004 (the "Monthly Financial Statement") for Target and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Target and its Subsidiaries as of such dates and the results of operations of Target and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements and the Monthly Financial Statement are subject to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and lack footnotes and other presentation items that, if presented, would not differ materially from those included in the year-end financial statements.

      (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change and the business and operations of the Target and its Subsidiaries have been conducted in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed on Section 4(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End:

            (i) none of Target and its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, other than the sale of inventory in the Ordinary Course of Business;

            (ii) none of Target and its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

            (iii) no Person (including any of Target and its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of Target and its Subsidiaries is a party or by which any of them is bound;

            (iv) none of Target and its Subsidiaries has imposed any Lien (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

            (v) none of Target and its Subsidiaries has made any material capital expenditures other than in accordance with the Target's or a Subsidiary's budget;

            (vi) none of Target and its Subsidiaries has made any material capital investment in, or any material loan to, any other Person;

            (vii) Target and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $250,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

            (viii) none of Target and its Subsidiaries has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

            (ix) there has been no change made or authorized in the charter or bylaws of any of Target and its Subsidiaries;

            (x) none of Target and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xi) none of Target and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xii) none of Target and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xiii) none of Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or any Affiliate of any Seller, other than advances for expenses in the Ordinary Course of Business;

            (xiv) none of Target and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

            (xv) none of Target and its Subsidiaries has granted any increase in the compensation of any of its directors, officers, and employees, other than increases in the compensation of employees made in the Ordinary Course of Business;

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

            (xvi) none of Target and its Subsidiaries has adopted, amended, modified, terminated or increased any benefits under any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) other than such changes for the benefit of its employees made in the Ordinary Course of Business;

            (xvii) none of Target and its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees, other than such changes in the employment terms of employees made in the Ordinary Course of Business;

            (xviii) none of Target and its Subsidiaries has made any loans or advances of money other than intercompany loans and advances to employees made in the Ordinary Course of Business;

            (xix) none of Target and its Subsidiaries has settled any material action, investigation, proceeding, litigation, claim or suit;

            (xx) none of Target and its Subsidiaries has made any change in its methods of accounting or accounting principles or practices (including with respect to reserves);

            (xxi) none of Target and its Subsidiaries has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, changed its fiscal year, settled or compromised any action in respect of Taxes, entered into any contract or agreement in respect of Taxes with any governmental authority, or amended any Tax Return that would result in any material increase in the liability for Taxes of Buyer, its Affiliates or Target and its Subsidiaries not indemnified by Sellers hereunder; and

            (xxii) none of Target and its Subsidiaries has committed to any o f the foregoing.

      (i) Legal Compliance. Each of Target and its Subsidiaries has complied with applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

      (j)   Tax Matters.

            (i) Each of Target and its Subsidiaries has filed all Income Tax Returns and, except as would not have a Material Adverse Effect, all other Tax Returns that it was required to file, and all such Income and other Tax Returns were true, correct and complete in all material respects. There is no dispute, action, suit, investigation, audit claim or assessment pending, proposed or, to the Knowledge of any Seller, threatened with respect to any Taxes of Target or any Subsidiary. No claim has ever been made by an authority in a jurisdiction where the Target and its Subsidiaries do not file Tax Returns that Target or any Subsidiary is or may be subject to taxation by that jurisdiction, and, to the Knowledge of any Seller, there is no basis for any such claim to be made. All Income Taxes and, except as would not have a Material Adverse Effect, all other Taxes owed by each of Target and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full.

            (ii) Section 4(j) of the Disclosure Schedule lists all Income Tax Returns filed with respect to any of Target and its Subsidiaries for taxable periods ended on or after December 31, 2000, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Target and its Subsidiaries since December 31, 2000.

            (iii) None of Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return, Tax assessment or deficiency. None of the Target or any Subsidiary has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any governmental authority with or in respect of Target or any Subsidiary.

            (iv) None of the Target or any Subsidiary has ever been a member of an "affiliated group" within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the affiliated group of which the Target is the common parent corporation). None of Target and its Subsidiaries is a party to any Income Tax allocation or sharing agreement with a Person other than another Subsidiary.

            (v) Each of Target and its Subsidiaries has deducted, withheld and timely paid to the appropriate governmental authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of Target and its Subsidiaries has complied with all reporting and recordkeeping requirements.

            (vi) The unpaid Taxes of each of Target and its Subsidiaries (a) did not as of the Most Recent Balance Sheet date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date and taken into account in the Closing Date Balance Sheet used for purposes of the Purchase Price Adjustment under Section 2A in accordance with past custom and practice of each of Target and its Subsidiaries in filing their Income Tax Returns.

            (vii) None of Target or any Subsidiary has any liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (viii) None of Target or any Subsidiary will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date,
      (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date or (e) any change in law enacted and in effect on or prior to the date of the Most Recent Financial Statements.

      (k)   Real Property.

            (i) Section 4(k)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

                  (A) Target or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

                  (B) except as set forth in Section 4(k)(i)(B) of the Disclosure Schedule, none of Target or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

                  (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

            (ii) Section 4(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(k)(ii) of the Disclosure Schedule, with respect to each of the Leases:

                  (A) such Lease is legal, valid, binding, enforceable and in full force and effect;

                  (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which consents are obtained on or before Closing), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                  (C) none of Target's or any of its Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of any Seller, there are no disputes with respect to such Lease;

                  (D) to the Knowledge of any Seller, none of Target, its Subsidiaries or any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of any Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                  (E) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any of Target or its Subsidiaries; and

                  (F) none of Target or its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

            (iii) The Owned Real Property identified in Section 4(k)(i) of the Disclosure Schedule and the Leased Real Property identified in Section 4(k)(ii) of the Disclosure Schedule (collectively, the "Real Property") comprise all of the real property used or intended to be used in the business of Target and its Subsidiaries and none of Target or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

            (iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the "Improvements") are in good condition and repair and sufficient for the operation of the business of Target and its Subsidiaries. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Target and its Subsidiaries as currently conducted thereon.

            (v) None of Target or its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein.

            (vi) The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including all insurance requirements affecting the Real Property (collectively, the "Real Property Laws"). None of Target or its Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of any Seller, there is no basis for the issuance of any such notice or the taking of any action for such violation.

            (vii) Target's and its Subsidiaries' use or occupancy of the Real Property or any portion thereof and the operation of the business of Target and its Subsidiaries as currently conducted thereon is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any governmental authority.

            (viii) The current use and occupancy of the Owned Real Property and the operation of the business of Target and its Subsidiaries as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

            (ix) No operating portion of the Real Property or any portion thereof is located in a 100-year flood hazard area (as defined by the Federal Emergency Management Agency).

      (l)   Intellectual Property.

            (i) None of Target and its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of Target and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any Seller and the directors and officers of Target and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of Target and its Subsidiaries in any material respect.

            (ii) Section 4(l)(ii) of the Disclosure Schedule identifies each material patent or registration which has been issued to any of Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each material pending patent application or application for registration which any of Target and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission which any of Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by any of Target and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(ii) of the Disclosure Schedule:

                  (A) Target and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien (other than Permitted Encumbrances), license, or other restriction, and each item is freely assignable and transferable;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any Seller and the directors and officers of Target and its Subsidiaries, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) none of Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 4(l)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule:

                  (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, transferable and in full force and effect in all material respects;

                  (B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

                  (D) none of Target and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

                  (E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, Target or its Subsidiaries, including without limitation, a failure by Sellers, Target or its Subsidiaries to pay any required maintenance fees).

            (iv) The execution and delivery by Target of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Target with the terms of this Agreement will not, change the terms pursuant to which each item of Intellectual Property is owned or available for use by Target and its Subsidiaries.

      (m) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Target and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

      (n) Inventory. The inventory of Target and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries.

      (o) Contracts. Section 4(o) of the Disclosure Schedule lists the following contracts and other agreements to which any of Target and its Subsidiaries is a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and involve consideration in excess of $250,000;

            (iii) any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $250,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

            (v) any material agreement concerning confidentiality (other than those entered into with respect to the sale of Target) and any agreement concerning exclusivity or noncompetition;

            (vi) any agreement with any of Sellers and their Affiliates (other than Target and its Subsidiaries);

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees other than advances of expenses in the Ordinary Course of Business;

            (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

            (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

            (xiii) any agreement under which Target or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $250,000;

            (xiv) any agreement pursuant to which Target or any of its Subsidiaries has agreed to indemnify any current or former director, officer or employee of or consultant to Target or any of its Subsidiaries;

            (xv) any agreement under which Target or any of its Subsidiaries is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), or
      (ii) merger, consolidation or other business combination; and

            (xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000 outside of the Ordinary Course of Business.

Each of the foregoing agreements, including all effective amendments, supplements and modifications to each agreement, has been made available for review by Buyer at the Target virtual data room at https://services.intralinks.com/html/mainframe.jsp or have been delivered to Buyer on or prior to the date of this Agreement. In the case of any agreement described above which is not written, Sellers have delivered to Buyer a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. The compensation for each of the officers of Target for the period from July 1, 2003 to June 30, 2004, the base salary for each such officer as of July 1, 2004, and any other material changes since the Most Recent Fiscal Year End in the employee benefit plan terms applicable to or other employment terms of such officer is set forth in the letter to Buyer from Sellers' Representative dated as of the date hereof.

      (p) Notes and Accounts Receivable. All notes and accounts receivable of Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries.

      (q) Powers of Attorney. To the Knowledge of any Seller, there are no outstanding powers of attorney executed on behalf of any of Target and its Subsidiaries.

      (r) Insurance. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of Target and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

            (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (ii)  the policy number and the period of coverage; and

            (iii) the scope and amount of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) none of Target, its Subsidiaries, or any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any material provision thereof; and (D) no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or (b) has threatened to cancel any insurance policy. Section 4(r) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of Target and its Subsidiaries.

      (s) Litigation. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

      (t) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by Target and its Subsidiaries have conformed with all applicable contractual commitments and all express and implied warranties, and none of Target and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries and in accordance with GAAP. Substantially all of the products manufactured, sold and delivered by Target and its Subsidiaries are subject to standard terms and conditions of sale. Section 4(t) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for each of Target and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

      (u) Product Liability. None of Target and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of Target and its Subsidiaries.

      (v) Employees. No executive, key employee, or significant group of employees (1) has terminated employment with any of Target and its Subsidiaries since the Most Recent Fiscal Year End or (2) to the Knowledge of any Seller, plans to terminate employment with any of Target and its Subsidiaries during the next twelve (12) months. None of Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. None of Target and its Subsidiaries has committed any material unfair labor practice. To the Knowledge of any Seller, no organizational effort presently is being made or threatened by or on behalf of any labor union with respect to employees of any of Target and its Subsidiaries.

      (w)   Employee Benefits.

            (i) Section 4(w) of the Disclosure Schedule lists each Employee Benefit Plan that any of Target and its Subsidiaries maintains or administers or to which any of Target and its Subsidiaries contributes, for the benefit of any current or former employee, consultant or director (or their beneficiaries) (each, a "Company Benefit Plan"). Neither the Target nor any Subsidiary has any liability with respect to any Employee Benefit Plan that is not a Company Benefit Plan. Copies of documents related to each Company Benefit Plan, including without limitation all plan documents and amendments, trust agreements or other funding vehicles, insurance and annuity contracts, actuarial reports, accountant's opinions, financial statements, IRS and other governmental filings for the preceding three years, summary plan descriptions (and summary of material modifications) and, with respect to unwritten plans, summaries thereof, have been made available to Buyer.

            (ii) Each Company Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of law, including without limitation ERISA and the Code.

            (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Company Benefit Plan which is an Employee Pension Benefit Plan, and to the extent not due have been appropriately accrued on the Company's financial statements in accordance with generally accepted accounting principles. All premiums or other payments which are due have been paid with respect to each such Company Benefit Plan which is an Employee Welfare Benefit Plan, and to the extent such amounts are owed with respect to periods prior to the Closing Date but are not yet payable, have been appropriately accrued on the Company's financial statements in accordance with generally accepted accounting principles.

            (iv) Each Company Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a), which letter remains in full force and effect on the date hereof and, to the Knowledge of any Seller, nothing has occurred or failed to occur that could result in the revocation of such letter, except such acts or failures to act that could be corrected pursuant to Voluntary Correction Procedures set forth in Rev. Proc. 2003-44, or any successor ruling, without material liability to the Target or its Subsidiaries.

            (v) Any Company Benefit Plan subject to Title IV of ERISA with respect to which the Target or any Subsidiary has any liability is listed on Section 4(w) of the Disclosure Schedule. The actuarial valuation with respect to each such Company Benefit Plan, as of January 1, 2004, has been provided to Buyer and the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, there have been no material changes in such facts including, without limitation, with respect to the census of employees, former employees and retirees, the fair market value of plan assets, or the provisions of the plan on which the valuation is based. All contributions described in the valuation report with respect to periods prior to the Closing Date have been made in the amounts and at the dates suggested by the actuaries therein. There has been no waiver of any accumulated funding deficiency requested or granted with respect to any Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA. No reportable event (within the meaning of Section 4043) of ERISA, whether or not waived by regulations, has occurred with respect to any Company Benefit Plan that is subject to Title IV of ERISA.

            (vi) No prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) have occurred with respect to any Company Benefit Plan that would result in material liability to the Target or any of its Subsidiaries, and there are no lawsuits, claims or controversies pending, or to the Knowledge of any Seller, threatened (other than claims in the ordinary course) with respect to any Company Benefit Plan that could result in material liability to the Company.

            (vii) None of the Target, any of its Subsidiaries or any entity that would be treated as a current member of the Target's controlled group within the meaning of Sections 414(b) or 414(c) of the Code participates in or contributes to any Multiemployer Plan, and neither the Target or its Subsidiaries has any liability, contingent or otherwise, with respect to any Multiemployer Plan arising within six (6) years preceding the Closing Date that remains unsatisfied as the date hereof.

            (viii) Any Company Benefit Plan that is an Employee Welfare Benefit Plan pursuant to which post-retirement welfare benefits (other than group health care continuation coverage provided under Part 6 of Title I of ERISA and Section 4980B of the Code) is listed on Section 4(w) of the Disclosure Schedule. The actuarial valuation with respect to each such Company Benefit Plan, as of January 1, 2004, has been provided to Buyer and the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, there have been no material changes in such facts including, without limitation, with respect to the census of employees, former employees and retirees, and the provisions of the plan on which the valuation is based. There is no liability, contingent or otherwise, of Target or Subsidiaries on account of, or resulting from, any amendments to any such Company Benefit Plan made within six (6) years preceding the Closing Date.

            (ix) Any Company Benefit Plan that is a plan or arrangement to provide unfunded nonqualified deferred compensation is listed on Section 4(w) of the Disclosure Schedule. The actuarial valuation with respect to each such Company Benefit Plan, as of January 1, 2004, has been provided to Buyer and the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, there have been no material changes in such facts including, without limitation, with respect to the census of employees, former employees and retirees, and the provisions of the plan on which the valuation is based.

      (x)   Environmental, Health, and Safety Matters.

            (i) Except as set forth on Section 4(x) of the Disclosure Schedule, Target and its Subsidiaries are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

            (ii) Each of Target and its Subsidiaries has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on Section 4(x) of the Disclosure Schedule.

            (iii) Except as set forth on Section 4(x) of the Disclosure Schedule, none of Target, its Subsidiaries, or their respective Affiliates has received any written or oral notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any associated material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

            (iv) Except as set forth on Section 4(x) of the Disclosure Schedule, to the Knowledge of any Seller, none of the following exists at any property or facility owned or operated by Target or its Subsidiaries:
      (1) regulated underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, or (3) equipment containing polychlorinated biphenyls of 50 parts per million or greater.

            (v) Except as set forth on Section 4(x) of the Disclosure Schedule, none of Target or its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that (1) has resulted in any such substance having been disposed of or come to rest at any site that has been included in any "superfund" site list published by the U.S. Environmental Protection Agency or, to the Knowledge of any Seller, any other similar list of hazardous or toxic waste sites published by any other governmental entity or (2) has given rise to or may give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as enacted and in effect on or prior to the Closing Date ("CERCLA") or the Solid Waste Disposal Act, as enacted and in effect on or prior to the Closing Date ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (vi) This Section 4(x) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

      (y) Certain Business Relationships with Target and Its Subsidiaries. None of Sellers and their Affiliates has been involved in any business arrangement or relationship with any of Target and its Subsidiaries within the past twelve (12) months and none of Sellers and their Affiliates owns any material asset, tangible or intangible, which is used in the business of Target and any of its Subsidiaries.

      (z) Undisclosed Liabilities. None of Target and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet

(rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business.

      (aa)  Customers and Suppliers.

            (i) Section 4(aa) of the Disclosure Schedule lists the ten (10) largest customers of Target (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 4(aa) of the Disclosure Schedule also lists any additional current customers which are the ten (10) largest customers for the period from the Most Recent Fiscal Year End to the date of the Monthly Financial Statement.

            (ii) Section 4(aa) of the Disclosure Schedule lists the ten (10) largest suppliers of Target (on a consolidated basis) for each of the two
      (2) most recent fiscal years and sets forth opposite the name of each supplier the total amount paid to the supplier in that year. Section 4(aa) of the Disclosure Schedule also lists any additional current suppliers which are the ten (10) largest suppliers for the period from the Most Recent Fiscal Year End to the date of the Monthly Financial Statement.

            (iii) Since the date of the Most Recent Balance Sheet, no material supplier of Target or any its Subsidiaries has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target or any of its Subsidiaries, and no customer listed on Section 4(aa) of the Disclosure Schedule has indicated in writing that it shall stop or materially alter the terms of, including any material reduction in the rate of, or material decrease in the prices paid for, buying materials, products or services from Target or any of its Subsidiaries.

      (bb) Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3 and this Section 4, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of Target, its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

      (cc) Illegal Payments, etc. In the conduct of its business and operations, neither Target or any of its Subsidiaries nor, to the Knowledge of any Seller, any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder Target or its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

      (dd) Permits. Each of Target and its Subsidiaries has been duly granted all Permits under all legal requirements necessary for the conduct of the business and operations of Target and its Subsidiaries, except where the failure to hold such a Permit has not had and would not reasonably be expected to have a Material Adverse Effect. Such Permits are valid and in full force and effect, neither Target nor any of its Subsidiaries is in material breach or violation of, or default under, any such Permit, and such Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the transactions contemplated under this Agreement.

      (ee) Full Disclosure. This Agreement and the schedules hereto and all other documents and information furnished to the Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use his, her, or its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

      (b) Notices and Consents. Sellers shall cause each of Target and its Subsidiaries to give any notices to third parties, and shall cause each of Target and its Subsidiaries to use its commercially reasonable efforts to obtain any third party consents referred to in Section 4(c) above and the items set forth in Section 5(b) of the Disclosure Schedule. Each of the Parties will (and Sellers will cause each of Target and its Subsidiaries to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii) and (iii),
Section 3(b)(ii) and (iii), and Section 4(c) above. Without limiting the generality of the foregoing, (i) each of the Parties will use commercially reasonable efforts to file (and Sellers will use commercially reasonable efforts to cause each of Target and its Subsidiaries to file) within ten (10) business days of the date hereof any Notification and Report Forms and related material that he, she, or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his, her, or its commercially reasonable efforts to obtain (and Sellers will cause each of Target and its Subsidiaries to use its commercially reasonable efforts to obtain) a waiver from the applicable waiting period, and will make (and Sellers will cause each of Target and its Subsidiaries to make) any further filings pursuant thereto that may be necessary in connection therewith, and (ii) Sellers shall use commercially reasonable efforts to obtain the consent of each holder of any option exercisable for Target Shares to the amendment to the Option Plan in the form set forth in the attached Exhibit B.

      (c) Operation of Business. Sellers will not cause or permit any of Target and its Subsidiaries to engage in any practice, take any action, or enter into any transaction that would result in a breach of the representation made in
Section 4(h) above and Sellers will use all commercially reasonable efforts to preserve intact the business organization, management, commercial relationships and goodwill of Target and its Subsidiaries.

      (d) Full Access; Confidentiality. Prior to Closing, Sellers shall cause the Target to (i) give Buyer and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Target, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request and (iii) cause the officers of the Target to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Target as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at Buyer's expense, at a reasonable time, under the supervision of the Target's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operation of the business of the Target. Notwithstanding anything contained in this or any other agreement between Buyer and the Target executed prior to the date hereof, nothing herein shall require either any Seller or Target to disclose any information to Buyer if such disclosure would (i) jeopardize any attorney-client or other legal privilege, or
(ii) contravene any applicable laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which any Seller, Target or any of their respective Affiliates is a party) and, in each such case, Target gives Buyer notice of such non-disclosure. The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing. The information contained herein, in the Disclosure Schedule or delivered to Buyer or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement (as "Confidential Information" (as defined, and subject to the exceptions contained, therein)) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. Buyer and Sellers shall cause their consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law).

      (e)   Notice of Developments.

            (i) The Requisite Sellers shall give prompt written notice to Buyer of any development causing a breach of, or which could reasonably be expected to result in a breach of, or inaccuracy in, any of the representations and warranties in Section 4 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development; provided, that no Seller had Knowledge of such development on or prior to the date of this Agreement.

            (ii) Each Party will give prompt written notice to the others of any development causing a breach of, or which could reasonably be expected to result in a breach of, or inaccuracy in, any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty. Buyer shall give prompt notice to the Sellers' Representative of any facts, events or notice received by Buyer which in any such case would reasonably be expected to cause the Financing to be unavailable by the End Date.

      (f) Exclusivity. No Seller, Affiliate of Seller or Sellers' Representative will (and Sellers will not cause or permit any of Target and its Subsidiaries to) solicit, initiate, discuss or encourage the submission of any proposal or offer from any Person relating to the acquisition of any significant portion of the capital stock or assets of any of Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) (a "Competing Transaction"). The Target and the Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

      (g) Financing. Buyer will use its reasonable best efforts to cause the financing contemplated by the Financing Letters, subject to the terms and conditions set forth therein, to be available at the Closing; provided, however, that if funds in the amounts set forth in the Financing Letters become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its reasonable best efforts to obtain the Purchase Funds to the extent available on substantially similar terms and conditions as set forth in the Financing Letters.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

      (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Target and its Subsidiaries, each of the other Parties shall cooperate with him, her, or it and his, her, or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

      (c) Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Target and its Subsidiaries from maintaining the same business relationships with Target and its Subsidiaries after the Closing as it maintained with Target and its Subsidiaries prior to the Closing.

      (d) Connecticut Transfer Act. From and after the Closing, Buyer shall assume all liabilities, duties and responsibilities imposed by or arising from the Connecticut Transfer Act, Conn. Gen. Stat. Section 22a-134 et seq., as amended. Such compliance shall include, but not be limited to, preparing and implementing Site Remediation Measures as may be required. Sellers agree to cause Target to prepare and file a Form III and an Environmental Condition Assessment Form for the applicable premises and Buyer shall execute the "certifying party" certification contained on such forms. Buyer shall thereafter pay all fees and perform any Site Remediation Measures, as may be required at the applicable premises in a manner and to standards which are acceptable to the State of Connecticut Department of Environmental Protection.

      (e) Metromedia Agreement. From and after the Closing, Buyer shall assume and be bound by all obligations and responsibilities of SAC, Inc. imposed by or arising under Section 10 of the Metromedia Agreement.

      (f) Confidentiality. The Sellers acknowledge that the success of the Target and its Subsidiaries after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the Sellers, that the preservation of the confidentiality of such information by the Sellers is an essential premise of the bargain between the Sellers and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6(f). Accordingly, each Seller hereby agrees with the Buyer that such Seller and such Sellers' representatives will not, and that such Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the business of Target and its Subsidiaries; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6(f) will not prohibit any retention of copies of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by this Agreement. Each Seller agrees that he, she or it will be responsible for any breach or violation of the provisions of this
Section 6(f) by any of its representatives. Notwithstanding the foregoing, the Sellers and each of their representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax structure and tax strategies of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Sellers relating to such tax treatment, tax structure and tax strategies, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

      (g) Noncompetition and Nonsolicitation. For a period of five (5) years from and after the Closing Date, the Sellers will not engage directly or indirectly in all or any portion of the business of Target and its Subsidiaries as conducted as of the Closing Date other than as employees of or consultants to the Target and its Subsidiaries; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation will be deemed to be so engaged solely by reason thereof in the business of Target and its Subsidiaries. For a period of two (2) years from and after the Closing Date, the Sellers will not recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of Target or any Subsidiary to leave the employ of Target or an Subsidiary, except pursuant to a general solicitation which is not directed specifically to any such employees. If a court of competent jurisdiction declares that any term or provision of this
Section 6(g) is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      7.    Conditions to Obligation to Close.

      (a) Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

            (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

            (iii) there shall not be any existing or written threat of an injunction, judgment, order, decree, ruling, or charge preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) Sellers shall have delivered to Buyer a certificate signed by an authorized officer of Sellers' Representative to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above and no such authorization, consent or approval shall have been revoked;

            (vi) the relevant parties shall have entered into a side agreement in form and substance as set forth in Exhibit C attached hereto (the "Ancillary Agreement") and the same shall be in full force and effect;

            (vii) Buyer shall have received from counsel to American Industrial Partners Capital Fund II, L.P. and Target an opinion reasonably acceptable in form and substance to Buyer addressing the matters set forth in Exhibit D attached hereto, addressed to the Buyer and on which Buyer's lenders shall be entitled to rely, and dated as of the Closing Date;

            (viii) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

            (ix) Sellers shall have delivered to Buyer a certificate from the secretary of each of Target and its Subsidiaries certifying as to the respective entity's (1) articles or certificate of incorporation, (2) bylaws and (3) except as to foreign Subsidiaries, good standing;

            (x) Buyer will have obtained the proceeds of the Financing on terms and conditions no less favorable to the Buyer than those specified in the Financing Letters;

            (xi) Buyer will have received the resignations, effective as of the Closing, of each director of the Target and its Subsidiaries, other than those whom the Buyer will have specified in writing to Sellers' Representative at least ten (10) Business Days prior to the Closing;

            (xii) Since the date hereof, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect;

            (xiii) Sellers shall have delivered to Buyer and Target evidence of termination of each of (1) the management agreement with American Industrial Partners and (2) the Stockholders Agreement among Target and Sellers dated December 11, 1997 (as amended and in effect);

            (xiv) Timken Corporation shall have waived its right, as successor to Torrington Company under that certain Teaming Agreement between Torrington Company and Precision Engine Products Corp. dated as of August 20, 2002, to terminate such agreement as a result of the transactions contemplated by this Agreement;

            (xv) Amalgamations Private Limited shall have waived its right to sell its interest in the joint venture created pursuant to the Joint Venture Agreement, dated as of July 5, 2001, by and among it and Stanadyne Automotive Corp. as a result of the transactions contemplated by this Agreement; and

            (xvi) Each Seller shall have executed and delivered to Buyer a release of Target, its Subsidiaries and their respective directors, officers and employees effective as of the Closing in the appropriate form attached hereto as Exhibit E.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Sellers' Obligation. The Sellers' obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) Buyer shall have delivered to Sellers a certificate signed by an authorized officer of Buyer to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above and no such authorization, consent or approval shall have been revoked;

            (vi) Sellers shall have received from counsel to Buyer an opinion reasonably acceptable in form and substance to Sellers' Representative addressing the matters set forth in Exhibit F attached hereto, addressed to Sellers, and dated as of the Closing Date; and

            (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Requisite Sellers.

Requisite Sellers may waive any condition specified in this Section 7(b) on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

      8.    Remedies for Breach of This Agreement.

      (a) Survival of Representations and Warranties. All of the respective representations and warranties of Sellers and Buyer contained in Section 3 and
Section 4 above shall survive the Closing hereunder (except to the extent Buyer had actual knowledge of a misrepresentation or breach of warranty, and actual understanding of the reasonably foreseeable Adverse Consequences therefrom, at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter; provided that the representations in Section 4(x) (Environmental, Health and Safety Matters) shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter; provided, further, that the representations in Section 3(a)(ii) (Authorization of Transaction), Section 3(a)(v) (Target Shares), Section 3(a)(vi) (Good Title Conveyed), Section 3(b)(ii) (Authorization of Transaction),
Section 4(b) (Capitalization), Section 4(i) (Legal Compliance), Section 4(j) (Tax Matters), and Section 4(w)(ii), (iv) and (vi) (Employee Benefits) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account tolling periods and other extensions).

      (b) Indemnification Provisions for Buyer's Benefit. In the event any Seller breaches any of his, her, or its representations and warranties and covenants contained herein, and, provided that Buyer makes a written claim for indemnification against any Seller within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then each Seller shall indemnify Buyer from and against his, her, or its Allocable Portion of any Adverse Consequences Buyer shall suffer caused directly and proximately by the breach; provided, however, that Sellers shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty or covenant of Sellers contained in Section 4 above until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $500,000 aggregate threshold (at which point Sellers will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar). The Sellers' aggregate liability for claims in respect of Adverse Consequences resulting from or arising out of breaches of representations and warranties, other than breaches relating to the representations and warranties contained in Sections Section 3(a)(v) (Target Shares), Section 3(a)(vi) (Good Title Conveyed), Section 3(a)(iv), Section 4(d) (Brokers' Fees), Section 4(b) (Capitalization), Section 4(i) (Legal Compliance),
Section 4(j) (Tax Matters), 4(w)(iv) (Qualified Plans), and the last sentence of 4(w)(viii) as it relates to the retiree health care plan, shall not exceed $15,000,000, and the Sellers' aggregate liability for claims in respect of Adverse Consequences resulting from or arising out of breaches of representations and warranties, other than breaches relating to the representations and warranties contained in Sections Section 3(a)(v) (Target Shares), Section 3(a)(vi) (Good Title Conveyed), Section 3(a)(iv), Section 4(d) (Brokers' Fees), and Section 4(b) (Capitalization), shall not exceed $25,000,000. The Sellers' aggregate liability for claims in respect of Adverse Consequences resulting from or arising out of breaches of covenants set forth in
Section 6 (Post-Closing Covenants) shall have no limitation on recovery.

      (c) Indemnification Provisions for Sellers' Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that any Seller makes a written claim for indemnification against Buyer within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (but excluding any Adverse Consequences suffered after the end of any applicable survival period) caused proximately by the breach.

      (d)   Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 8, except to the extent such delay actually and materially prejudices the Indemnifying Party.

            (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (2) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (3) the Third Party Claim involves only civil claims and does not seek an injunction against or other specific equitable remedy involving the Indemnified Party, (4) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (5) settlement of an adverse judgment with respect to, or the Indemnifying Party's conduct of the defense of, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party's reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (6) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding anything to the foregoing, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement (A) involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party; (B) results in the full and general release of the Indemnified Party from all liabilities arising or relating to, or in connection with, the Third Party Claim and (C) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made by the Indemnified Party.

            (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the

      Third Party Claim in any manner he, she, or it reasonably may deem appropriate.

            (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

            (v) Notwithstanding anything to the contrary herein, if a Third Party Claim is subject to indemnification by all Sellers, for purposes of subsections (ii), (iii) and (iv) of this Section 8(d), all actions and determination to be made by the "Indemnifying Parties" shall be made by the Requisite Sellers.

      (e) Determination of Adverse Consequences. All indemnification payments under this Section 8 shall be paid by the Indemnifying Party net of any reductions in Tax actually received and/or insurance proceeds actually available to the Indemnified Party (net of any premium increases reasonably expected to result therefrom), and any third-party indemnification payments actually available to the Indemnified Party (including without limitation, with respect to Buyer, those payment obligations of Metromedia Company as set forth in the Metromedia Agreement) and shall be adjusted to take into account the time cost of money (using the Applicable Rate as the discount rate). In computing the amount of any such Tax reduction, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment or other incurrence or payment of any Adverse Consequences. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

      (f) Exclusive Remedy. Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer and Sellers with respect to Target, its Subsidiaries, and the transactions contemplated by this Agreement other than in respect of claims based on conduct constituting fraud, fraud in the inducement, intentional misrepresentation or violation of law or claims based on breaches of Section 6(f) or Section 6(g).

      (g) Environmental Remedies. Without limiting the generality of (f), above, Buyer understands and agrees that its right to indemnification under
Section 8(b) for breach of the representations and warranties contained in
Section 4(x) hereof shall constitute its sole and exclusive remedy against Sellers with respect to any environmental, health, or safety matter relating to the past, current, or future facilities, properties, or operations of Target, its Subsidiaries, and all of their respective predecessors or Affiliates, including any such matter arising under any Environmental, Health, and Safety Requirements. With the exception of such right to indemnification, Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Sellers, and hereby releases Sellers from any claim, demand, or liability, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements and including any arising under CERCLA, any analogous state law, or the common law) other than in respect of claims based on conduct constituting fraud or fraud in the inducement.

      (h) Purchase Price Adjustment. Notwithstanding anything to the contrary herein, Sellers shall not be obligated to indemnify Buyer against any Adverse Consequences as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the Purchase Price Adjustment.

      (i) No Circular Recovery. Each Seller hereby agrees that it will not make any claim for indemnification against Target or any of its Subsidiaries by reason of the fact that such Seller was a controlling person, director, employee or representative of Target or any of its Subsidiaries or was serving as such for another Person at the request of Target or any of its Subsidiaries (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party against any Seller relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by an Indemnified Party against any Seller relating to this Agreement or any of the transactions contemplated hereby, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Target and any of its Subsidiaries with respect to any amounts owed by such Seller pursuant to this
Section 8.

      9.    Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) Buyer and Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing in the event (A) the Requisite Sellers have within the then previous ten (10) business days given Buyer any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

            (iii) Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing (A) in the event any Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Requisite Sellers of the breach, and, if the breach is capable of being cured, the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2004 by reason of the failure of any condition precedent under
      Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) (the "End Date"); and

            (iv) Requisite Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and if the breach is capable of being cured, the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).

      (b)   Effect of Termination.

            (i) If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above and any liability of any Party arising in respect of breaches under this Agreement on or prior to the termination date shall survive termination.

            (ii) Notwithstanding anything to the contrary in Section 9(b)(i), if the Buyer terminates this Agreement after a breach by any Seller, Target, Target's Subsidiary or Sellers' Representative of Section 5(f) above and Sellers enter into a Competing Transaction within twelve (12) months of the date of this Agreement, Sellers shall pay Buyer its reasonable out-of-pocket costs and expenses relating to the transactions contemplated by this Agreement.

      10.   Miscellaneous.

      (a)   Nature of Certain Obligations.

            (i) The covenants of each Seller and the representations and warranties of each Seller in Section 3(a) above concerning the transaction are individual and not joint or several obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in Section 8 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

            (ii) The remainder of the representations and warranties in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Section 8 above for his, her, or its Allocable Portion of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

      (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

      (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) No Code Section 338 Election. Neither Buyer, Target, nor any of their Affiliates shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

      (e) Entire Agreement. Except for the Confidentiality Agreement, this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to any provider of the Financing, (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Buyer is not relieved of any liability hereunder and (iii) assign any or all of its rights and interests hereunder in connection with a sale of Target or any of its Subsidiaries.

      (g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

         If to Sellers:

         c/o the Sellers' Representative
         c/o American Industrial Partners
         551 Fifth Avenue, Suite 3800
         New York, NY 10176

         Attn: Kim A. Marvin
         telephone: 212.983.1399
         facsimile: 212.986.5099

         Copy to:

         Katten Muchin Zavis Rosenman
         1025 Thomas Jefferson Street, NW
         East Lobby, Suite 700
         Washington, DC 20007
         Attn: Terrance Bessey
         telephone: 202.625.3500
         facsimile: 202.298.7570

         If to Buyer:

         KSTA Acquisition, LLC
         c/o Kohlberg & Company
         111 Radio Circle Drive
         Mount Kisco, NY 10549
         Attn: Gordon Woodward
         telephone: _____________
         facsimile: 914.241.1143

         Copy to:

         Ropes & Gray LLP
         One International Place
         Boston, MA 02110
         Attn: Daniel S. Evans
         telephone: ______________
         facsimile: 617.951.7050

      Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Requisite Sellers. No waiver by any Party of any provision of this Agreement of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (m) Expenses. Except as otherwise provided in this Agreement, each of Buyer, Sellers, Target, and Target's Subsidiaries will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses"); provided, however, that in the event that the transactions contemplated by this Agreement are consummated Target shall pay the Transaction Expenses of Sellers, Target and Target's Subsidiaries, including, but not limited to the fees payable pursuant to the letter described in Section 4(d) of the Disclosure Schedule, but excluding any Income Tax on any gain resulting from the sale of the Target Shares hereunder (the "Seller Transaction Expenses"); provided, further that any premiums, penalty payments or other fees associated with the redemption or other retirement of Stanadyne Automotive Corp.'s 10-1/4% Senior Subordinated Notes due December 15, 2007 shall not be included in Seller Transaction Expenses and shall be borne by Buyer; and provided, further, that all fees and expenses associated with the Financing shall be borne by Buyer. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

      (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Disclosure Schedule means a Section or Article of, or Disclosure Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word "including" shall mean "including without limitation," (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

      (o) Incorporation of Exhibits, Annexes, Attachment and Schedules. The Exhibits, Annexes, Attachment and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (p) Sellers' Representative. Each of the Sellers hereby designates and irrevocably and appoints and constitutes the Sellers' Representative as the true and lawful agent and attorney-in-fact of Seller with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of the Target Stock owned by such Seller to the Buyer in accordance with the terms and provisions of this Agreement and to act on behalf of the Sellers for purposes of giving and receiving notice hereunder, agreeing to modifications and amendments to this Agreement, executing any and all agreements necessary or ancillary to the transactions contemplated by this Agreement on behalf of each of the Sellers, and to take any and all further action as may be necessary to effectuate the transactions contemplated by this Agreement. The appointment of the Sellers' Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative in all matters referred to herein. Each of the Sellers hereby confirms all that the Sellers' Representative shall do or cause to be done by virtue of its appointment as the Sellers' Representative of such Seller. Each of the Sellers hereby agree not to assert any claim against, and to indemnify and hold harmless, the Sellers' Representative from and against any and all damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, costs and expenses (including reasonable attorneys' fees and out-of-pocket expenses) (collectively, "Sellers' Representative Losses") incurred by the Sellers' Representative other than such claims or Sellers' Representative Losses resulting from its gross negligence or willful misconduct.

      (q) Jurisdiction. Subject to the provisions of Section 2A(b), each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any governmental authority ("Action") between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

      (r) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                                 [END OF PAGE.]
                            [SIGNATURE PAGE FOLLOWS.]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

      BUYER:

                                           KSTA ACQUISITION, LLC

                                             By: /s/ Gordon H. Woodward
                                                 ------------------------------
                                                 Name:  Gordon H. Woodward
                                                        -----------------------
                                                 Title: Authorized Manager
                                                        -----------------------

      SELLERS:

                            AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II,
                            L.P.

                            By: American Industrial Partners II, L.P.
                                its general partner

                            By: American Industrial Partners Corporation,
                                its general partner

                                By: /s/ Kim A. Marvin
                                    -----------------------------
                                    Name:  Kim A. Marvin
                                           -----------------------------
                                    Title: Managing Director and Partner
                                           -----------------------------

                                    /s/ ROBERT N. BENTLEY
                                    -----------------------------
                                    ROBERT N. BENTLEY

                                    /s/ RONALD BINKUS
                                    -----------------------------
                                    RONALD BINKUS

                                    /s/ FRANCIS DEHAUSSY
                                    ------------------------------
                                    FRANCIS DEHAUSSY

                                    /s/ WILLIAM W. FUGE
                                    ------------------------------
                                    WILLIAM W. FUGE

                                    /s/ WILLIAM D. GURLEY
                                    ------------------------------
                                    WILLIAM D. GURLEY

                                    /s/ LEON P. JANIK
                                    ------------------------------
                                    LEON P. JANIK

                                    /s/ WILLIAM W. KELLY
                                    ------------------------------
                                    WILLIAM W. KELLY

                                    /s/ DONALD BUONOMO
                                    ------------------------------
                                    DONALD BUONOMO

                                    /s/ STEPHEN S. LANGIN
                                    ------------------------------
                                    STEPHEN S. LANGIN

                                    /s/ JOSEPH J. PAGANINI
                                    ------------------------------
                                    JOSEPH J. PAGANINI

                                    /s/ KEVIN R. SMITH
                                    ------------------------------
                                    KEVIN R. SMITH

                                    /s/ SHAWN FREDERIC SULLIVAN
                                    ------------------------------
                                    SHAWN FREDERIC SULLIVAN

                                    /s/ RYAN T. HODGSON
                                    ------------------------------
                                    RYAN T. HODGSON

                                    /s/ TOM H. BARRETT
                                    ------------------------------
                                    TOM H. BARRETT

                                    /s/ MICHAEL H. BOYER
                                    ------------------------------
                                    MICHAEL H. BOYER

                                    /s/ RUSSELL J. OTTEN
                                    ------------------------------
                                    RUSSELL J. OTTEN

                                    /s/ RICHARD G. PASQUALONE
                                    ------------------------------
                                    RICHARD G. PASQUALONE

                                    /s/ MARK E. MURRAY
                                    ------------------------------
                                    MARK E. MURRAY